                     TERMINATION OF VOTING TRUST AGREEMENT


          WHEREAS, each of the record owners of shares of common stock of Sunrise Resources, Inc., a Minnesota corporation (the "Corporation"), that are listed on Schedule 1 hereto (the "Subject Share") and Peter J. King (the "Voting Trustee") entered into that certain Voting Trust Agreement dated September 26, 1996; and

          WHEREAS, the stock certificates evidencing the Subject Shares have not been transferred on the books of the Corporation into the name of the Voting Trustee; and

          WHEREAS, under paragraph 12 of the Voting Trust Agreement, the terms of the Agreement shall automatically terminate in the event that, inter alia, the Voting Trustee elects at any time to terminate this Agreement; and

          WHEREAS, the Voting Trustee believes that it is unnecessary to complete the implementation of the transfer of the Subject Shares to the Voting Trust Agreement;

          THEREFORE, pursuant to the power granted to the Voting Trustee under paragraph 12 of the Voting Trust Agreement, the undersigned Voting Trustee hereby elects to eliminate the Voting Trust Agreement ab initio.



Dated:   April 30, 1997                          /s/ Peter J. King
                                                 ---------------------------
                                                 Peter J. King, Voting Trustee
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                                                                      Schedule 1


           Shareholders                             Number of Shares
           ------------                             ----------------

           PETER J. KING 1996 GRANTOR
           RETAINED ANNUITY TRUST                            431,999

           WILLIAM B. KING STOCK TRUST                     1,054,526

           RUSSELL S. KING STOCK TRUST                     1,054,526